Exhibit 10.7
SECOND AMENDMENT TO
CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of November 4, 2009 and is by and between FUEL TECH INC., a Delaware corporation (the “Borrower”), the Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A., a national banking association (“Lender”).
     WHEREAS, Lender and the Loan Parties are parties to a Credit Agreement dated as of June 30, 2009 (as amended from time to time, the “Credit Agreement”). The Credit Agreement evidences certain credit facilities pursuant to which the Lender has made certain revolving loans to the Loan Parties on the terms and conditions set forth therein. The Loan Parties’ obligations under the Credit Agreement are further evidenced by that certain Promissory Note executed by Borrower in the original principal amount of $25,000,000.00 dated June 30, 2009; and
     WHEREAS, pursuant to the First Amendment to Credit Agreement dated October 5, 2009, the parties corrected a scrivener’s error which had occurred in Section 6.14 (b) (“Leverage Ratio”) of the Credit Agreement; and
     WHEREAS, the Borrower has failed to comply with the Minimum Net Income covenant set forth at Section 6.14(a) of the Credit Agreement for the quarter ending September 30, 2009, which failure is an Event of Default pursuant to Subsection (d) of Article VII of the Credit Agreement (“Covenant Default”); and
     WHEREAS, the Borrower has requested that the Lender waive the Covenant Default for the period ending September 30, 2009 and establish a Minimum Net Income Covenant for the period ending December 31, 2009; and
     WHEREAS, the Lender is willing to waive the Covenant Default and establish a Covenant as requested by Borrower, but only on the terms and subject to the conditions herein set forth.
     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:
     1. The parties acknowledge the accuracy of the foregoing recitals. All capitalized terms used herein without specific definitions should be accorded the meanings set forth for such terms in the Credit Agreement.
     2. Borrower acknowledges the existence of the Covenant Default and agrees that due to the Covenant Default, the Lender became entitled to exercise all rights pursuant to the Credit Agreement, at law, in equity, or otherwise, at any time. In consideration of the agreements the Borrower is making pursuant to this Amendment and notwithstanding the fact that the Lender is not obligated to do so, the Lender hereby waives the Covenant Default for the period ending September 30, 2009. This waiver applies only to the Covenant Default as described herein, and shall not be deemed to be a waiver of any other breach or provision of the Credit Agreement. The within waiver does not create an obligation on the part of the Lender to agree to, or to negotiate or consider an agreement to, any waiver of any other breach or non-compliance by the Borrower with any other terms or provisions of the Credit Agreement. The within waiver does not create a custom or course of conduct by the Lender and does not obligate the Lender to waive any other breach or non-compliance by Borrower of any of its obligations under the Credit Agreement.
     3. From and after the date hereof, Section 6.14(a) of the Credit Agreement shall be amended to hereafter provide as follows:
“(a) Minimum Net Income. The Borrower shall have, on December 31, 2009, Net Income for the quarter then-ended of not less than ($2,000,000.00).”
     4. From and after the date hereof, Section 6.14(b) of the Credit Agreement shall be amended to hereafter provide as follows:
“(b) Leverage Ratio. The Borrower will not permit the Leverage Ratio, determined for any period of four consecutive fiscal quarters ending on any measurement date set forth below, to be greater than the ratio set forth below opposite such period:

Measurement Date	Ratio
3/31/10	2.75:1.0
6/30/10 and the last day of each quarter thereafter	1.5:1.0
     5. The definition of “Permitted Acquisitions” in the Credit Agreement is amended by deleting paragraph (f) thereof in its entirety and replacing that paragraph with the following:
“(f) The purchase price for all Acquisitions made during any fiscal year of the Borrower shall not exceed (i) $5,000,000.00 in the aggregate if the Leverage Ratio is greater than 2:75:1.00 on any measurement date [as provided in Section 6.14(b)] during such year or (ii) $10,000,000.00 in the aggregate if the Leverage Ratio is less than or equal to 2.75:1.0 on any such measurement date during such year;”
     6. From and after the date hereof, the definition of “Applicable Rate” as set forth in the Credit Agreement shall mean as follows:
“Applicable Rate” means, for any day, with respect to any CBFR Loan or Eurodollar Revolving Loan, or with respect to the commitment fees or letter of credit fees payable
Second Amendment to
Credit Agreement

hereunder, as the case may be, the applicable rate per annum set forth below under the caption ‘CBFR Spread,’ ‘Eurodollar Spread,’ ‘Commitment Fee Rate,’ or ‘Letter of Credit Rate’ as the case may be, based upon the Borrower’s Leverage Ratio as of the most recent determination date:

		Revolver
	Revolver	Eurodollar	Letter of Credit
Leverage Ratio	CBFR Spread	Spread	Rate	Commitment Fee Rate
Category 1 ≤ .75 to 1.0	0	2.50%	2.0%	.25%
Category 2 > .75 to 1.0 but ≤ 1.25 to 1.0	.25%	2.75%	2.25%	.25%
Category 3 > 1.25 to 1.0 but ≤ 2.25 to 1.0	.50%	3.00%	2.5%	.25%
Category 4 > 2.25 to 1.0 but ≤ 3.0 to 1.0	.75%	3.25%	2.75%	.25%
Category 5 > 3.0 to 1.0	1.00%	3.75%	3.25%	.25%
For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Lender of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio shall be deemed to be in Category 5 at the option of the Lender if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
     7. This Amendment shall be binding upon and inure to the benefit of the successors and assigns of the Loan Parties and the Lender.
Second Amendment to
Credit Agreement

     8. Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect. The Credit Agreement and all rights and powers created thereby are in all respects ratified and confirmed.
     9. This Amendment has been duly authorized, executed and delivered on behalf of the Loan Parties pursuant to all requisite corporate authority, and the Credit Agreement as amended hereby constitutes the legal, valid and binding obligation of the Loan Parties, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights.
     10. Borrower hereby certifies, represents and warrants to Lender that all certifications, representations and warranties made by Borrower to Lender in or in connection with the Credit Agreement were true in all material respects as of the date of the Credit Agreement and are true in all material respects on and as of the date hereof as if made on and as of the date hereof.
     11. Borrower hereby acknowledges and agrees that Borrower has no defense, offset or counterclaim to the payment of principal, interest, fees or other liabilities owing under the Credit Agreement and hereby waive and relinquishes any such defense, offset or counterclaim and Borrower hereby releases Lender and its respective officers, directors, agents, affiliates, successors and assigns from any claim, demand or cause of action, known or unknown, contingent or liquidated, which may exist or hereafter be known to exist relating to any matter prior to the date hereof.
     12. Except as otherwise specified herein, this Amendment embodies the entire agreement and understanding between Lender and Borrower with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.
     13. This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     14. This Amendment is governed and controlled by the laws of the state of Illinois.
[Signature Page to Follow]
Second Amendment to
Credit Agreement

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date and year specified at the beginning hereof.

BORROWER: FUEL TECH, INC., a Delaware corporation
By:	/s/ John P. Graham
	Name:	John P. Graham
	Title:	Chief Financial Officer

FUEL TECH S.r.l., organized under the laws of the Italian Republic
By:	/s/ John P. Graham
	Name:	John P. Graham
	Title:	Director

LENDER: JPMORGAN CHASE BANK, N.A. a national association
By:	/s/ Jennifer Folsom
	Name:	Jennifer Folsom
	Title:	AVP

Second Amendment to
Credit Agreement